Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan, 2024 Equity Incentive Plan, and the 2024 Employee Stock Purchase Plan of Zenas BioPharma, Inc. of our report dated May 15, 2024 (except for Note 18(C), as to which the date is September 6, 2024) with respect to the consolidated financial statements of Zenas BioPharma, Inc. included in its Registration Statement (Form S-1 No. 333-281713), as amended, and the related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 16, 2024